                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              C*ATS Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   124778 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 9 pages

-------------------------                              -------------------------
  CUSIP No. 124778 10 1           SCHEDULE 13G           Page 2 of 9 Page
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Greylock Limited Partnership
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER

                     0
 NUMBER OF      ----------------------------------------------------------------
   SHARES       6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           0
    EACH        ----------------------------------------------------------------
 REPORTING      7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0
                ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)*

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*

      PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
  CUSIP No. 124778 10 1           SCHEDULE 13G           Page 3 of 9 Page
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Robert P. Henderson
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER

                     0
 NUMBER OF      ----------------------------------------------------------------
   SHARES       6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           0
    EACH        ----------------------------------------------------------------
 REPORTING      7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0
                ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)*

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*

      IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
  CUSIP No. 124778 10 1           SCHEDULE 13G           Page 4 of 9 Page
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Henry F. McCance
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER

                     0
 NUMBER OF      ----------------------------------------------------------------
   SHARES       6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           0
    EACH        ----------------------------------------------------------------
 REPORTING      7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH:            0
                ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)*

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)*

      IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:
---------         ---------------

                  C*ATS Software, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
---------         ------------------------------------------------

                  1870 Embarcadero Road
                  Palo Alto, CA 94303

Item 2(a)         Name of Person Filing:
---------         ----------------------

                  Greylock Limited Partnership ("GLP") and Messrs. Robert P. Henderson and Henry F. McCance, the Co-Managing Partners of GLP (the "Co-Managing General Partners").

Item 2(b)         Address of Principal Business Office or, if none, Residence:
---------         ------------------------------------------------------------

                  The address of the reporting persons is:

                  One Federal Street
                  Boston, Massachusetts 02110

Item 2(c)         Citizenship:
---------         ------------

                  GLP is a limited partnership organized under the laws of the State of Delaware. Each of the Co-Managing General Partners is a citizen of the United States.

Item 2(d)         Title of Class of Securities:
---------         -----------------------------

                  Common Stock, par value $.001 per share (the "Common Stock").

Item 2(e)         CUSIP Number:
---------         -------------

                  124778 10 1

Item 3            Description of Person Filing:
------            -----------------------------

                  Not applicable.

Item 4            Ownership(1):
------            -----------

                  (a)      Amount Beneficially Owned:
                           -------------------------

                           GLP does not beneficially own any shares of Common Stock. Messrs. Henderson and McCance do not beneficially own any shares of Common Stock, respectively.


--------------
     (1)   As of December 31, 1998.




                                Page 5 of 9 pages

                  (b)      Percent of Class:
                           ----------------

                           GLP:                      0.0%
                           Mr. Henderson:            0.0%
                           Mr. McCance:              0.0%

                  (c)      Number of Shares as to which the person has:
                           -------------------------------------------

                           (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                           GLP does not have any power to vote or dispose of any shares of Common Stock. Messrs. Henderson and McCance are not deemed to have any power to vote or dispose of any shares of Common Stock.

Item 5            Ownership of Five Percent or Less of a Class:
------            --------------------------------------------

                  This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities.

Item 6            Ownership of More than Five Percent on Behalf of Another
------            --------------------------------------------------------
                  Person:
                  -------

                  Not applicable.

Item 7            Identification and Classification of the Subsidiary Which
------            ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company:
                  --------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
------            ---------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
------            ------------------------------

                  Not applicable.

Item 10           Certification:
-------           --------------

                  Not applicable.




                                Page 6 of 9 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


DATED: February 11, 1999



                                        GREYLOCK LIMITED PARTNERSHIP


                                        By: /s/ Henry F. McCance
                                            ------------------------------------
                                            Henry F. McCance
                                            Co-Managing General Partner

                                            /s/ Henry F. McCance
                                            ------------------------------------
                                            Henry F. McCance

                                                            *
                                            ------------------------------------
                                            Robert P. Henderson


                                       *By: /s/ Henry F. McCance
                                            -----------------------------------
                                            Henry F. McCance
                                            Attorney-in-fact



     This Schedule 13G was executed by Henry F. McCance pursuant to Powers of Attorney filed with the Security and Exchange Commission on February 14, 1994 in connection with a Schedule 13G for Avid Technology, Inc., copies of which are attached hereto as Exhibit 2, which Powers of Attorney are incorporated herein by reference.


                                Page 7 of 9 pages